                         SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934
                           (Amendment No.     )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                            TELEFLEX INCORPORATED
  ---------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

                  TELEFLEX INCORPORATED (HERBERT K. ZEARFOSS)
  ---------------------------------------------------------------------
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

        --------------------------------------------------------------

    2)  Aggregate number of securities to which transaction applies:

        --------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


        --------------------------------------------------------------

    4)  Proposed maximum aggregate value of transaction:


        --------------------------------------------------------------

    5)  Total fee paid:


        --------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:


         ----------------------------------------------
     2)  Form, Schedule or Registration Statement No.:


         ----------------------------------------------
     3)  Filing Party:


         ----------------------------------------------
     4)  Date Filed:


         ----------------------------------------------

                                 [ID: LOGO]
                            TELEFLEX INCORPORATED


                    PLYMOUTH MEETING, PENNSYLVANIA 19462

------------------------------------------------------------------------------
                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON FRIDAY, APRIL 28, 1995
------------------------------------------------------------------------------

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

    The Annual Meeting of Stockholders of Teleflex Incorporated will be held on Friday, April 28, 1995, at 11:00 a.m. at the VALLEY FORGE HILTON HOTEL, 251 DEKALB PIKE, ROUTE 202, KING OF PRUSSIA, PENNSYLVANIA, for the following purposes:

         1. To elect four directors of the Company to serve for a term of three years and until their successors have been elected and qualified;

         2. To consider and act upon a proposal to approve the 1990 Stock Compensation Plan as proposed to be amended and administered to (i) increase by 1,000,000 the maximum aggregate number of shares issuable pursuant to the Plan and (ii) make awards thereunder eligible for exemption from the limitations of the Internal Revenue Code on deductibility of certain expenses for executive compensation.

         3. To consider and act upon a proposal to ratify the appointment of Price Waterhouse LLP, independent accountants, as the Company's auditors for the fiscal year ending December 31, 1995; and

         4. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business, Friday, March 10, 1995, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The transfer books of the Company will not be closed.

    STOCKHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES OR CANADA.




                                  By Order of the Board of Directors,



                                  STEVEN K. CHANCE, Secretary


March 24, 1995
Plymouth Meeting, Pennsylvania

                            PROXY STATEMENT

    This proxy statement is furnished to stockholders by the Board of Directors of the Company for solicitation of proxies for use at the Annual Meeting of Stockholders on Friday, April 28, 1995, and at all adjournments thereof. The expense of this solicitation will be paid by the Company. In addition to use of the mail, some directors, officers and regular employees of the Company may solicit proxies personally, by telephone and telegraph. Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is exercised by providing written notice to the Secretary of the Company of such intent or by submitting a new proxy. The shares represented by the proxy will be voted in accordance with the instructions specified therein. If no instructions are given in the proxy, the shares represented by the proxy will be voted for the election as directors of the nominees listed below and for proposals 2 and 3 described below at pages 10 and 13 respectively.

    The Company's principal executive offices are located at 630 West Germantown Pike, Suite 450, Plymouth Meeting, Pennsylvania 19462. This proxy statement and the form of proxy enclosed herewith were mailed to stockholders on approximately March 24, 1995.

                   RECORD DATE AND VOTING PROCEDURE

    Only stockholders of record at the close of business on March 10, 1995, are entitled to vote at the Annual Meeting. At that date, the Company had outstanding and entitled to vote 17,329,177 shares of common stock. The record holders of such shares are entitled to one vote per share. A majority of such outstanding shares present, in person or by proxy, will constitute a quorum at the meeting. Shares represented by proxies marked to "abstain" from voting for a proposal or to "withhold" voting for one or more nominees ("abstentions") and broker non-votes are counted for purposes of determining the presence of a quorum. A plurality of the votes cast at the meeting is required to elect directors, i.e., the four nominees receiving the highest number of votes will be elected. The affirmative vote of a majority of such outstanding shares present, in person or by proxy, is necessary to approve all other proposals. Abstentions will be included in the vote count and have the same effect as voting "against" a proposal. Broker non-votes will not be included in the vote count and will have no effect on the vote.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of February 1, 1995, certain information with respect to ownership of the Company's securities of (i) each person known to the Company to beneficially own more than 5% of the Company's outstanding common stock, (ii) each director or nominee for director, (iii) certain named executive officers and (iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the chart which follows, the Company is informed that each person named has sole voting power and sole investment power over the shares of Company common stock shown opposite his name.

                                                     Shares        Percent
                                                 Beneficially   of Outstanding
Name (& Address of 5% Shareholders)                 Owned(a)     Common Stock
-----------------------------------              ------------   --------------
Lennox K. Black, 630 West Germantown Pike,
  Suite 450, Plymouth Meeting, PA 19462           2,373,212(b)       13.44
Woelm Holding Company Limited, Cedar House,
  41 Cedar Street, Hamilton, Bermuda              1,442,790(c)        8.17
Donald Beckman, 3800 Centre Square West,
  Philadelphia, PA 19102                          1,533,954(d)        8.68
David S. Boyer                                      101,835(e)         *
Roy C. Carriker, Ph.D.                              146,070            *
Joseph S. Gonnella, M.D.                                200            *
Lewis E. Hatch, Jr.                                  19,504            *
Pemberton Hutchinson                                  4,500            *
Sigismundus W. W. Lubsen                                721            *
John H. Remer                                        15,429            *
Palmer E. Retzlaff                                    9,646            *
John J. Sickler                                      96,311            *

                                                     Shares        Percent
                                                 Beneficially   of Outstanding
Name (& Address of 5% Shareholders)                 Owned(a)     Common Stock
-----------------------------------              ------------   --------------
James W. Stratton                                    87,331(f)         *
Richard A. Woodfield                                 15,841            *
All officers and directors as a group
  (20 persons)                                    3,023,492(g)       17.11

------------
*Represents holdings of less than 1%.

(a) Includes (i) shares subject to presently exercisable stock options as follows: Mr. Black -- 127,500, Mr. Beckman -- 3,000, Mr. Boyer -- 63,000, Dr. Carriker -- 52,500, Mr. Hutchinson -- 3,000, Mr. Retzlaff -- 3,000, Mr. Sickler -- 52,500, Mr. Woodfield -- 15,000 and all
    officers and directors as a group -- 398,825 (for purposes of calculating the percentages of beneficial ownership for officers and directors disclosed in the foregoing table, these shares were deemed to be outstanding); and (ii) shares held by the Trustee under the Company's Voluntary Investment Plan with respect to which the employee has authority to direct voting as follows: Mr. Boyer -- 5,381, Dr. Carriker -- 977, Mr. Hatch -- 657, Mr. Woodfield -- 91 and all officers and directors as a group -- 14,330.

(b) Includes the following additional shares of which Mr. Black is deemed to be a "beneficial owner" under the applicable rules of the Securities and Exchange Commission: (i) 1,442,790 shares owned of record and beneficially by Woelm Holding Company Limited, and 181,820 shares owned of record and beneficially by three persons, for which Mr. Black holds revocable powers of attorney to vote such shares, and (ii) 83,214 shares held by trusts of which Mr. Black is co-trustee and with respect to which he shares voting and investment power.

(c) All the voting shares, except for directors' qualifying shares, of Woelm Holding Company Limited are owned beneficially and of record 50% by a trust for the benefit of Alice Thormaehlen and 50% by Margrit Nekouian-Fathi individually. The trustees of Mrs. Thormaehlen's trust are Mrs. Thormaehlen, Lennox K. Black, Donald Beckman and Ernst-Helmut Michaelis. Woelm Holding Company Limited has granted Mr. Black a revocable power of attorney to vote such shares [see footnote (b)].

(d) Includes the following additional shares of which Mr. Beckman is deemed to be a "beneficial owner" under the applicable rules of the Securities and Exchange Commission: (i) 1,442,790 shares held by the Woelm Holding Company Limited, of which Mr. Beckman is a director, which are also subject to a revocable proxy in favor of Mr. Black [see footnotes (b) and (c)] and (ii) 79,614 shares held by trusts of which Mr. Beckman is a trustee with shared voting and investment power; Mr. Black is a co-trustee of such trusts [see footnote (b)].

(e) Includes the following additional shares of which Mr. Boyer is deemed to be a "beneficial owner" under the applicable rules of the Securities and Exchange Commission: (i) 850 shares he holds as custodian for his daughter, and (ii) 200 shares owned of record and beneficially by his daughter.

(f) Includes 86,200 shares in customer accounts managed by and owned of record by Stratton Management Company of which Mr. Stratton is deemed to be a "beneficial owner" under applicable rules of the Securities and Exchange Commission.

(g) Ronald D. Boldt, Vice President-Human Resources, failed to report on a timely basis, sales of 400 shares and 725 shares of the Company's common stock, required to be reported by Section 16(a) of the Securities Exchange Act of 1934. Mr. Boldt filed amended Forms 4 to report the sales, in the one case 38 days and in the other case 10 days, after the required filing date.

                         ELECTION OF DIRECTORS

    The Company's Bylaws provide that the Board of Directors shall be composed of not fewer than six nor more than fifteen directors, as fixed by a majority of the entire board from time to time. The board has fixed the number of directors which shall constitute the entire board at nine, but beginning with the 1995 Annual Meeting of Stockholders, the number has been fixed at ten.

    The Company's Bylaws also provide for the division of the Board of Directors into three classes as equal in number as possible, with members of each class having a term of office of three years. Accordingly, at the 1995 Annual Meeting of Stockholders, four directors will be elected for three-year terms expiring at the Annual Meeting of Stockholders of the Company in 1998. The board, on recommendation of the Nominating Committee, has nominated for election for three-year terms Messrs. Beckman, Hutchinson, Remer and Dr. Gonnella.

    It is intended that shares represented by properly executed proxies will be voted for the election of Messrs. Beckman, Hutchinson, Remer and Dr. Gonnella for a term expiring in 1998. If any nominee becomes unavailable to serve (which is not now anticipated), the persons named in the proxy may vote it for another nominee selected by the Board of Directors. Except for Dr. Gonnella, all of the nominees and continuing directors were elected by the stockholders of the Company.

       Name, Age and Year          Business Experience During Past 5 Years
     First Elected Director                and Other Directorships
------------------------------- ----------------------------------------------
NOMINEES TO BE ELECTED FOR
TERMS EXPIRING IN 1998
--------------------------
Donald Beckman, 63 ............ Special Counsel, Saul, Ewing, Remick &
  1981                            Saul, Philadelphia, PA, attorneys;
                                  Partner, Beckman & Hunt, Philadelphia,
                                  PA, attorneys (1988-1993).

Pemberton Hutchinson, 63 ...... Chairman and Director, Westmoreland Coal
  1977                            Company, a coal mining company;
                                  Chairman, Chief Executive Officer and
                                  Director (1992-1993); Chairman,
                                  President, Chief Executive Officer and
                                  Director (1989-1992); Westmoreland filed a voluntary petition under the Federal bankruptcy laws on November 8, 1994 and its confirmed plan of reorganization became effective on December 22, 1994; Director, Mellon Bank Corporation and The Pep Boys.

John H. Remer, 70               President, Chief Executive Officer and
  1956 Director, Package Machinery Company (1992-1993); Vice Chairman of the Board (1990-1992); Vice Chairman of the Board of the Company (1988-1990)

Joseph S. Gonnella, M.D., 60 .. Senior Vice President and Dean, Jefferson
                                  Medical College.

CONTINUING DIRECTORS WHOSE
TERMS EXPIRE IN 1996
--------------------------
Lennox K. Black, 64 ........... Chairman of the Board and Chief Executive
  1971 Officer of the Company; Director, Penn Virginia Corporation, Quaker Chemical Corporation, The Pep Boys, and
                                  Westmoreland Coal Company.

Lewis E. Hatch, Jr., 68 ....... Chairman and Chief Operating Officer, Rusch
  1976 International, the Company's Medical Group (1990-1992); President. LEH Consulting, Inc. (1986-1990); Director, Park-Ohio Industries, Inc.

James W. Stratton, 58 ......... Chairman and Chief Executive Officer,
  1993 Stratton Management Company, an investment advisory and management firm; Chairman, Chief Executive Officer and Director of Fin Da Tex, Inc., a financial services company; Chairman and Director of Stratton Monthly Dividend Shares and Stratton Growth Fund, registered investment companies; Director, Alco Standard Corporation, Gilbert Associates, Inc. and UGI Corporation.

CONTINUING DIRECTORS WHOSE
TERMS EXPIRE IN 1997
--------------------------
David S. Boyer, 52 ............ President of the Company; Director
  1993                            (1986-1991).


Sigismundus W. W. Lubsen, 51 .. President, Chief Executive Officer and
  1992 Director of Quaker Chemical Corporation, a manufacturer of specialty chemical products; President, Chief Operating Officer and Director (1988-1993); Director, Ensign-Bickford Industries, Inc.

Palmer E. Retzlaff, 63 ........ President and Director, Southwest Grain
  1978 Corporation, McAllen, Texas, engaged primarily in cotton and grain export; Director, Paris Business Forms.


          ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS

    The Board of Directors of the Company met seven times in 1994. Each of the nominees (except Dr. Gonnella, who is not yet a member of the board) and continuing directors attended at least seventy-five percent of the combined total of board meetings and meetings held in 1994 by committees on which he served.

    The Board of Directors has appointed an Audit Committee, currently composed of Messrs. Beckman, Hatch, and Hutchinson, which held three meetings in 1994. The Audit Committee reviews with the Company's independent accountants the proposed scope of their examination and their subsequent report on each annual audit, preliminary to the consideration thereof by the full Board of Directors.

    The Board of Directors of the Company has also appointed a Nominating Committee, currently composed of Messrs. Hutchinson, Remer and Retzlaff which held one meeting in 1994. The Nominating Committee considers and makes recommendations to the board regarding nominees for election to the board. The committee will consider stockholders' suggestions for candidates if mailed to: Secretary, Teleflex Incorporated, 630 West Germantown Pike, Suite 450, Plymouth Meeting, PA 19462 by January 7, 1996.

    The Board of Directors of the Company also has an Executive
Committee, currently composed of Messrs. Black, Hatch and Hutchinson. Subject to certain exceptions, the Executive Committee may exercise the powers of the Board of Directors in the management of the business and affairs of the Company when the board is not in session.

                     BOARD COMPENSATION COMMITTEE

    The Compensation Committee appointed by the Board of Directors consists of three members, Messrs. Beckman, Lubsen and Stratton, which held two meetings in 1994. The Compensation Committee makes recommendations regarding the Company's remuneration arrangements for its senior management to the Company's Board of Directors. It also approves the persons to receive stock option grants and restricted stock awards under the Company's Stock Compensation Plans and the number of shares subject to such grants and awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Beckman is Special Counsel to the law firm of Saul, Ewing, Remick & Saul, which provided legal services to the Company in 1994.

    Mr. Lubsen is the President and Chief Executive Officer and a director of Quaker Chemical Corporation. Mr. Lennox K. Black, Chairman and Chief Executive Officer of the Company is also a director of Quaker Chemical Corporation.

    The Company, through TFX Equities, a wholly-owned subsidiary of the Company, has entered into certain investment agreements with Nouveau International, Inc. ("Nouveau"), a manufacturer of automated food service equipment and food products. Pursuant to the agreements and otherwise, the Company made loans and advances to Nouveau of an aggregate of $1,927,000 secured by Nouveau's assets, of which $1,927,000 principal amount was outstanding at December 25, 1994. Nouveau commenced a proceeding for reorganization under Chapter XI of the Bankruptcy Code which is still pending, and as a result of this proceeding all amounts due at year end, not previously reserved, have been fully reserved. Messrs. Beckman and Black were directors of Nouveau in 1994 and are participating, along with one other person, as a group, in the Nouveau investment agreements on the same terms as the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's compensation policy with respect to its senior management is to offer competitive compensation opportunities based on individual and corporate performance. Compensation of senior managers is fixed by the Board of Directors upon the recommendations of the Compensation Committee, which are developed in consultation with the Chief Executive Officer. The compensation package for senior management is composed of the following three parts:

         Salaries are set in amounts comparable to base salaries of executives with similar responsibilities in comparable companies engaged in similar businesses. Comparative data is drawn from independent surveys of executive compensation of manufacturing companies, on average comparable in size to the Company. There is no material correlation between the companies included in the surveys and the companies included in the indices shown in the graph of Market Performance at page 7. Generally the Company fixes salaries at approximately the midpoint of the average compensation for positions of comparable responsibility reported by the surveyed companies.
         While individual performance of each executive has some effect on his or her salary determination, in the case of executive officers, it is of relatively modest consequence. Nor is corporate financial performance a material factor in setting executive salaries. The Company regards salaries as a base for compensation and relies on the annual bonus and long-term incentive compensation to reward fairly and to provide an incentive for excellence of service and loyalty.

         Bonuses are awarded shortly after the close of each year to selected managerial personnel based upon the Company's financial performance and the executives' individual performance and contributions in that year. In the case of bonus participants below the level of executive officer, allocations are made on predetermined formulae, which vary among the Company's divisions, designed to reflect primarily the contribution to the Company's profits for that year by the division or other unit of which the participant is a member. The primary factor considered is the relative profitability of the division or unit of the Company's operations for which the manager is responsible. This factor generally accounts for approximately 60% of the award. Another approximately 20% of the award is based on other measures of improvements in the operations of the division or unit (such as productivity, product quality, new product development and increased market share). The remaining approximately 20% of the award is based on the executive's individual achievement of specific objectives or goals. Such goals are set early in each year in consultation with the senior officer to whom the executive reports, and generally relate to specific profitability, sales, product quality or productivity standards which are objectively measurable. However, bonus awards are made to executive officers based on a subjective evaluation and determination by the Compensation Committee in consultation with the Chief Executive Officer. A principal consideration is the relative profitability in the preceding year of the Company and any division or other unit for which an executive officer has responsibility, but factors other than corporate financial performance may be given equal or even greater weight in individual cases. These include consideration of the accomplishment of operational missions such as expansion of product lines or market shares or geographical or industry penetration, new product development, improvements in efficiency of operations , accomplishment of strategically significant corporate acquisitions and other matters. Many of these corporate missions or objectives are identified in the preceding year, but others develop during the course of time, responding to often unanticipated outside influences which affect the Company's business. Accordingly, the Committee does not measure performance against preset goals in the case of bonus awards to executive officers. No executive is assured of any minimum bonus, and the Company's present policy is that an executive's bonus may not exceed 50% of his or her salary except in the case of senior officers (whose bonus limitation is 70% of salary) and the chief executive officer (whose bonus limitation is 90% of salary).

         Long-term incentive compensation consists of awards of stock options and restricted stock under the Company's 1990 Stock Compensation Plan. Awards have been granted to recognize and reward exceptional individual performance or to directly link a portion of an executive's compensation to shareholder returns over a future period of continued service. Awards to specific executives have not been based on any preset formulae or entitlement standard, but reflect the Compensation Committee's subjective perception of such executives' individual contributions to the Company's successful performance in the preceding year or the Committee's determination that individual executives undertaking new or special responsibilities should receive a portion of their compensation over a period of time dependent on the increase in value of the Company's shares.

    Applying these policies to the compensation of the Chief Executive Officer, Mr. Black's base salary was fixed at $400,000 for 1994, an increase of less than 2.6% over his salary for the prior year. This reflected the Committee's view that a greater portion of the chief executive officer's cash compensation for a year, compared with other senior executives, should be at risk by way of a bonus determined in light of the Company's performance during the year. Mr. Black was awarded a bonus of $200,000 for 1994 based on consideration of the Company's growth in earnings per share for that year of 21% over the prior year. No long-term incentive compensation has been awarded to Mr. Black since 1991.

    Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility of compensation received in a year by each of the Company's five most highly compensated executive officers, exclusive of compensation which qualifies as "performance based " or falls within other exceptions provided in the statute. Amendments have been proposed to the Company's 1990 Stock Compensation Plan (see page 10) to permit awards granted under the Plan to be eligible for exemption from the limit. The Committee retains discretion to make awards which may not be fully deductible in certain cases. Compensation paid in 1994 did not exceed the deductible limit.

DONALD BECKMAN        SIGISMUNDUS W. W. LUBSEN        JAMES W. STRATTON

                FIVE-YEAR SHAREHOLDER RETURN COMPARISON

    The SEC requires that the Company include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns (assuming reinvestment of dividends) on an indexed basis with the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has approved the use of the S&P MidCap 400 Index for purposes of this performance comparison because it includes companies of similar size and industry group. The Amex Capital Goods Index is shown again this year even though the Company's Stock is no longer listed on the American Stock Exchange because it was used last year when the Company was included in that Index and the SEC rules require that when a new index is selected, the prior index must also be shown in the year a change first occurs.

                          MARKET PERFORMANCE

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN (A)


                      [ID: GRAPHIC -- LINE CHART]


                        1989    1990    1991    1992    1993    1994
--------------------------------------------------------------------
TELEFLEX                 100   106.6   162.6   154.7   187.3   182.3
S&P 500                  100    96.9   126.4   136.1   149.8   151.7
S&P MIDCAP 400           100    94.9   142.4   159.4   181.6   175.1
AMEX CAPITAL GOODS       100    83.5   101     102.3   126.5   122.3
--------------------------------------------------------------------

(a) Assumes $100 invested on January 1, 1989 in Teleflex common stock, S&P 500 Index, S&P MidCap 400 Index, and Amex Capital Goods Index using a fiscal year ending December 31 in all cases.

             EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND NON-CASH COMPENSATION
PAID TO CERTAIN EXECUTIVE OFFICERS

    The following table sets forth, for the fiscal years ended December 27, 1992, December 26, 1993, and December 25, 1994, respectively, certain compensation information with respect to the Company's: (a) Chief Executive Officer; and (b) each of the four other most highly compensated executive officers, based on the salary and bonus earned by such executive officers during fiscal year 1994.

                      SUMMARY COMPENSATION TABLE

                                          Annual Compensation
                                          -------------------   All Other
Name and Principal Position        Year    Salary     Bonus   Compensation (a)
---------------------------        ----    ------     -----   ----------------
Lennox K. Black                    1994   $400,000   $200,000      $55,745
  Chairman, Chief Executive        1993   $390,000   $ 85,000      $37,437
  Officer and Director             1992   $375,000   $ 75,000      $23,908

David S. Boyer                     1994   $310,000   $175,000      $ 4,859
  President and Director           1993   $260,000   $ 80,000      $ 4,583
                                   1992   $250,000   $ 70,000      $ 2,974

Richard A. Woodfield               1994   $250,000   $110,000      $ 2,236
  President and Chief Operating    1993   $205,000   $ 30,000      $ 1,665
  Officer -- TFX Medical           1992   $160,000   $ 50,000      $   327

John J. Sickler                    1994   $250,000   $100,000      $ 2,010
  President -- TFX Equities Inc.   1993   $227,000   $ 60,000      $ 1,858
                                   1992   $220,000   $ 50,000      $ 1,709

Roy C. Carriker                    1994   $250,000   $ 60,000      $ 4,646
  President and Chief Operating    1993   $218,000   $ 60,000      $ 4,497
  Officer -- TFX Aerospace         1992   $210,000   $ 40,000      $ 4,236

------------

(a) The information reported includes the following for fiscal year 1994: (i) the dollar value of split dollar life insurance premiums paid for the benefit of each of the named executives as follows:
    Mr. Black, $55,745; Mr. Boyer, $2,549; Mr. Woodfield, $375; Mr. Sickler, $2,010; Dr. Carriker, $2,461; (ii) contributions to the Company's Voluntary Investment Plan on behalf of the named executives to match 1994 pre-tax elective deferral contributions under (section-mark)401(k) of the Internal Revenue Code made to such plan as follows: Mr. Boyer, $2,310; Mr. Woodfield, $1,861; Dr. Carriker, $2,185.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the named executives, concerning the exercise of stock options during the last fiscal year ending December 25, 1994, and unexercised options held as of the end of the fiscal year:

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FY-END OPTION VALUES TABLE

                                                         Value of Unexercised
                                  Number of Unexercised     In-the-money
                         Shares     Options at FY-End    Options at FY-End(a)
                        Acquired  ---------------------  --------------------
                           on         Exer-    Unexer-    Exer-       Unexer-
Name                    Exercise     cisable   cisable   cisable      cisable
----                    --------     -------   -------   -------      -------
Lennox K. Black            --        127,500     --     $1,903,091     --
David S. Boyer             --         63,000   12,000   $  994,734    $168,996
Richard A. Woodfield       --         15,000    8,000   $   87,750    $ 30,000
John J. Sickler            --         52,500   10,500   $  814,611    $147,872
Roy C. Carriker            --         52,500   10,500   $  814,611    $147,872

------------
(a) Market value of underlying securities at year-end, minus the exercise price.

PENSION PLANS

    Under the Company's Salaried Employees' Pension Plan, a qualified defined benefit pension plan, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, a participant accumulates units of annual pension benefit for each year of service. For each of the first 35 years of service, a participant's unit is equal to 1.375% of his annual plan compensation up to $10,560, plus 2.0% of such compensation in excess of $10,560. For each year of service in excess of 35, a participant's unit is equal to 1.833% of his annual plan compensation. A participant's annual plan compensation for any plan year (July 1 to June 30) is his or her base salary (as reported in the Summary Compensation Table) on the first day of the plan year. The estimated annual benefits payable as a life annuity with five years certain (assuming no future increase in base salary) upon retirement at normal retirement age (65) for each of the named executives is: Mr. Black, $119,213; Mr. Boyer, $131,678; Mr. Woodfield, $72,995; Mr. Sickler,
$104,853; Dr. Carriker, $80,861.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND
CHANGE-OF-CONTROL ARRANGEMENTS

    In connection with the Company's long-term plans for orderly management succession, Lennox K. Black will retire as Chief Executive Officer at the forthcoming Annual Meeting of Stockholders. David S. Boyer, now President and Chief Operating Officer, will become President and Chief Executive Officer. Mr. Black will continue to serve the Company on a full time basis until December 31, 1998, unless he elects to retire earlier. Thereafter he may serve on a reduced-time consulting basis until December 31, 2005. The Company's agreement with Mr. Black provides that during the period of his full time service his salary will not be less than $350,000, and while serving as a consultant his annual compensation will be at least 75% of his last full time service salary but not less than $300,000 for the first five years and $200,000 thereafter, all subject to adjustment for inflation. Mr. Black's agreement also provides for death and disability benefits and compensation continuation for up to two years in case of termination of employment under certain circumstances. Mr. Black is entitled to receive deferred compensation following his retirement or other termination of his employment at the annual rate of $100,000 for fifteen years. The Company has purchased insurance on Mr. Black's life which will provide the Company with funds at least equal to the amount of such deferred compensation which may be payable to him. In the event of termination of Mr. Black's employment, other life insurance which the Company is providing to him as an employment benefit will be continued for a period of ten years following such termination.

    The Company's agreement with Mr. Boyer provides for minimum base salary of $310,000 during his employment, for continuation of base salary in the event of his disability and, in the event of the termination of his employment under certain other circumstances, for continuation of his compensation and benefits for three years.

DIRECTOR COMPENSATION

    Directors of the Company who are also employees of the Company or any of its subsidiaries receive no additional compensation for their services as directors. In 1994, directors of the Company who were not also employees of the Company or any of its subsidiaries were paid an annual fee of $15,000, plus expenses. In addition, these outside directors, on their election to the board, received a restricted stock award of the number of shares of the Company's common stock which had a fair market value of $5,000 multiplied by the number of years remaining in the term for which elected as a director. A director who fails to complete the full term to which elected, forfeits the shares that were awarded.

    Louis E. Hatch, Jr., a director of the Company, also provided consulting services to the Company in 1994, for which he received fees of $64,250.

            AMENDMENTS TO THE 1990 STOCK COMPENSATION PLAN

    The Company's 1990 Stock Compensation Plan (the "Plan") was adopted by the Board of Directors and approved by the stockholders at the 1990 annual meeting. Amendments to the Plan were approved by the stockholders at the 1991 annual meeting.

    The Board of Directors believes that the Plan has promoted the interests of the Company and its stockholders by enhancing opportunities to attract, retain and motivate key employees through awards of stock options and restricted stock and that the Company should continue to utilize such awards as part of a competitive compensation program. Accordingly, the Board of Directors proposes that the Plan be amended, with the approval of the stockholders, in the following principal respects:

         1. To increase the number of shares available for future awards under the Plan by 1,000,000 shares, which would provide an aggregate of 1,021,619 shares, available for such awards including the 21,619 shares remaining available under the Plan prior to this amendment; and

         2. To make certain technical changes which will allow the Company to maximize the deductibility for federal income tax purposes of the compensation of its executives.

    The following is a summary of the material features of the Plan as proposed to be amended.

GENERAL

    The Plan provides for the grant of incentive and non-qualified stock options and awards of restricted stock to executive officers (now 12) and other key employees (now approximately 200) of the Company and its subsidiaries and for the grant of non-qualified options and restricted stock awards to directors who are not employees ("outside directors") of the Company (now 7). In the case of any such grant to outside directors, under current law and regulations, the Company's stockholders must first approve the number or maximum number of shares to be acquired by such directors and the terms upon which and the times at which or the period within which such restricted shares may be acquired or such options may be acquired and exercised. The stockholders have approved certain restricted stock awards to outside directors as described below. The Plan does not presently authorize the grant of stock options to outside directors.

    The Plan presently authorizes the grant of options and restricted stock awards for a total of 1,050,000 shares of the Company's common stock, subject to adjustment in the case of stock dividends, stock splits, recapitalizations or other similar corporate changes. The proposed amendments would increase such authorized shares by 1,000,000 to 2,050,000 shares. At February 1, 1995 an aggregate of 1,028,381 shares had been issued or reserved for issuance on the exercise of outstanding options pursuant to the Plan. Thus, 1,021,619 shares would be available for future awards under the Plan if the stockholders approve the proposed amendments. The Plan expires on February 4, 2000, after which no further options or restricted stock awards may be granted thereunder.

    Under the proposed amendments to the Plan no individual participant may receive stock options or restricted stock awards in any five year period which exceed in the aggregate 5% of the shares authorized for issuance under the Plan.

    The Plan is administered by a Committee of directors not eligible for selection (otherwise than upon specific stockholder approval, under current law and regulations) to receive options or restricted stock awards under the Plan. Except for grants to outside directors, the Committee (or the Board upon the recommendation of the Committee) selects the persons to whom such options and restricted stock awards are to be granted and determines the number of shares to be subject to and the terms and conditions of such options and restricted stock awards. Within the parameters prescribed in the Plan the Committee has broad discretion to fix terms and conditions for the exercise of stock options and the vesting of restricted stock awards, including the attainment of preestablished performance goals.

    No stock options or restricted stock awards under the Plan as proposed to be amended have been allocated to any person, so the benefits or amounts which may be awarded in the future are not now determinable. In 1994 no awards of stock options or restricted stock were made to any of the executive officers named in the Summary Compensation Table at page 7. In 1994 stock options for 225,500 shares were granted to all employees as a group, including 5,000 shares to three executive officers other than the named executive officers. Upon their election at last year's annual meeting the two outside directors who were then elected each received restricted stock awards of 435 shares, having a value of $15,000, pursuant to the automatic grant provisions of the Plan. No other awards of restricted stock have been made since the beginning of 1994.

    The Plan and any option or restricted stock award granted thereunder may be amended by the Board of Directors or the Committee, but any amendment which (i) increases the aggregate number of shares of common stock that may be issued under the Plan, (ii) changes the class of eligible employees or (iii) otherwise requires the approval of stockholders of the Company in order to maintain the exemption available under Rule 16b-3 of the Securities and Exchange Commission requires the prior approval of the stockholders of the Company.

STOCK OPTIONS

    Incentive and non-qualified stock options granted under the Plan may not have an option price that is less than the fair market value of the stock on the date of grant.

    The aggregate fair market value (determined as of the time options are granted) of shares with respect to which incentive stock options may first become exercisable in any one calendar year under the Plan and any other plan of the Company or certain affiliates may not exceed
$100,000.

    Options granted under the Plan are exercisable only by the optionee during such optionee's lifetime and are not transferable except by will or the laws of descent. Options granted under the Plan may be exercised in whole or in part in such manner as the Committee determines except that no option may be exercised before one year or after ten years from the date of grant.

    If an optionee's relationship with the Company and its subsidiaries terminates, the expiration of the option may accelerate. "Relationship" for purposes of the Plan means the cessation of continuous service as an employee of the Company or any subsidiary or as an outside director or, in the case of a former employee or director, as an independent consultant providing substantial services to the Company or a subsidiary. If an optionee's relationship terminates for any reason other than death, the option cannot be exercised after three months from the date of such termination, provided that if the termination is due to the disability of the optionee, the Committee has the discretion to determine the period (which in the case of incentive stock options may not exceed one year) after such cessation during which the option may be exercised, but not beyond the expiration of the term of the option. In the case of an optionee's death, the option may be exercised by the person to whom the optionee's rights have passed by will or the laws of descent within six months after the optionee's death in the case of an incentive stock option, and one year in the case of a non-qualified option, unless the option expires by its terms prior to the end of such period.

    Subject to the approval of the Committee or such person as may be designated from time to time by the Committee as the Plan Administrator, an optionee may pay all or such portion of the option price not paid in cash in shares of the Company's common stock having an aggregate fair market value equal to the portion of the option price to be so paid by delivering such shares to the Company or by requesting that the Company withhold such shares from the shares purchased.

RESTRICTED STOCK AWARDS

    Restricted stock awards under the Plan entitle the participant to receive without payment a specified number of shares subject to forfeiture during a specified restriction period. Upon the grant of a restricted stock award, the certificates representing the shares subject to the award will be registered in the participant's name and retained by the Company pending the vesting or forfeiture of the shares. Except in the case of awards to outside directors, which under current law and regulations must be approved by the stockholders as described above, the Committee determines the restriction periods and the times at which the shares subject to restricted stock awards will vest, provided that no shares may vest before one year from the date of the award.

    Upon the election or reelection of an outside director such director receives a restricted stock award of such number of shares as has a fair market value at the date of such election equal to $5,000 multiplied by the number of years of the term for which such director is elected. The restriction period of each such award is the term for which the recipient is then elected.

    Restricted stock awards are not transferable except by will or the laws of descent. In the event that a participant's relationship with the Company or any of its subsidiaries terminates for any reason (other than death or disability in certain cases) any shares subject to the participant's restricted stock award which have not then vested will be forfeited by the participant. If such cessation of relationship with the Company is due to the death or the disability of an employee participant, all shares subject to such participant's restricted stock award which have not vested will be forfeited, except that if such cessation occurs more than one year after the date of the grant and, under the terms of the restricted stock award, no shares have then vested, a portion of the award which equals the ratio of the number of whole years between the date of a grant and the date of such cessation to the total restriction period shall vest.

    The recipient of a restricted stock award will have voting and dividend rights with respect to the shares subject to the restricted stock award unless otherwise determined by the Committee.

    If the proposed amendments are approved by the stockholders, the Committee contemplates that it will condition certain awards of restricted stock to be made from time to time to executive officers and other key employees on the attainment of performance goals during specified periods of one to three years. The terms of each award would be established within 90 days after the commencement of the applicable performance period, including the number of shares which may be awarded or become vested thereunder, the specific performance goals to be attained and the extent to which partial attainment of any goal may result in a partial award or vesting of shares. Performance goals will be based on increases, during the performance period, over a specified immediately preceding period of one or more of the following performance criteria of the Company or a specified division thereof: earnings per share, operating margins, return on average equity and revenues. The Committee may specify in awards that applicable criteria shall be calculated without regard to changes after the beginning of a performance period in accounting standards that may be required by the Financial Accounting Standards Board or similar authority.

TAX CONSEQUENCES

    The Company has been advised by its counsel that under present federal tax laws, the federal income tax consequences of options granted or exercised and restricted stock awards granted under the Plan are as follows:

         Incentive Stock Options. An optionee recognizes no income and the Company receives no deduction for federal income tax purposes when an incentive stock option is granted or exercised. If an employee sells shares acquired upon the exercise of an incentive stock option at any time after two years from the date of grant of such option and one year after the date on which the option shares are issued to him or her, any gain or loss realized upon such sale will be capital gain or loss. The Company will not be entitled to take any deduction as the result of any such sale.

         Non-Qualified Stock Options. An optionee recognizes no income and the Company receives no deduction for federal income tax purposes when a non-qualified option is granted. Upon exercise of a non-qualified option, an optionee will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the option price and the Company, upon compliance with certain withholding rules, will be entitled to a deduction in the same amount.

         Exercise with previously owned common stock of the Company. If an optionee pays the option exercise price with previously-owned shares of common stock, the number of shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange.

         Restricted Stock Awards. The recipient of a restricted stock award recognizes no income and the Company can take no deduction for federal income tax purposes when a restricted stock award is granted, unless the recipient makes an election to recognize income on the date of the grant. On the date of vesting of shares subject to a restricted stock award (or if a participant so elects, on the date of grant) a participant will realize ordinary income in an amount equal to the fair market value of the shares on that date and the Company, upon compliance with certain withholding rules, will be entitled to a deduction in the same amount. If a participant who elects to recognize income on the date of a grant subsequently forfeits shares subject to the participant's restricted stock award, the participant will not be entitled to either a deduction for the amount previously recognized as income with respect to the forfeited shares or refund of any taxes paid thereon.

TAX WITHHOLDING

    Subject to the approval of the Committee or the Plan Administrator, a grantee of an option or a restricted stock award under the Plan may choose to pay all or any portion of withholding taxes not paid to the Company in cash by delivering to the Company shares of the Company's common stock having an aggregate fair market value equal to such portion of the withholding tax or by requesting that the Company withhold such shares from the shares purchased or to be received.

    The closing price per share of the Company's common stock on the New York Stock Exchange on March 1, 1995 was $37.00.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE 1990 STOCK COMPENSATION PLAN AS PROPOSED TO BE AMENDED.

                RATIFICATION OF APPOINTMENT OF AUDITORS

    The selection of auditors by the Board of Directors will be presented to the stockholders for ratification or rejection at the Annual Meeting. The Audit Committee has recommended and the board has, subject to stockholder ratification, appointed Price Waterhouse LLP
(the "Firm") to examine and report on the financial statements of the Company for its fiscal year ending December 31, 1995. The Firm has audited the Company's books for more than 30 years and has served as its independent accountants for 1994. The Firm has offices in or near most of the places in the United States and foreign countries where the Company operates.

    Before making its recommendation for appointment to the entire board, the Audit Committee carefully considered the qualifications for auditors of the Company. In the case of Price Waterhouse, this consideration included a review of its performance in prior years, as well as its reputation for integrity and for competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with the Firm in all respects.

    A representative of the Firm is expected to be present at the Annual Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY ITS SELECTION OF PRICE WATERHOUSE LLP AS THE AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1995.

                                OTHER MATTERS

    The Board of Directors does not know of any other matters which may be presented at the Annual Meeting but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

    Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States or Canada. If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person if you so desire. Otherwise, your proxy will be voted for you.

    ANY PROPOSALS SUBMITTED BY STOCKHOLDERS FOR INCLUSION IN THE COMPANY'S PROXY STATEMENT AND PROXY FOR THE 1996 ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY MUST BE RECEIVED BY THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES NO LATER THAN NOVEMBER 24, 1995, AND MUST COMPLY IN ALL OTHER RESPECTS WITH APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION RELATING TO SUCH INCLUSION.


                                     By Order of the Board of Directors,




                                     STEVEN K. CHANCE, Secretary

                     THIS PAGE INTENTIONALLY BLANK

                                    PROXY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                            TELEFLEX INCORPORATED

    The undersigned hereby appoints Lennox K. Black and Lewis E. Hatch, Jr., proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 28, 1995 or any adjournment thereof.

     (Continued, and to be marked, dated and signed, on the other side)

|-----|  PLEASE MARK YOUR
|  X  |  VOTES AS IN THIS
|-----|  EXAMPLE.
                                            NOMINEES: Donald Beckman
                                                      Pemberton Hutchinson
                      FOR        WITHHELD             John H. Remer
                      all         FOR all             Joseph S. Gonnella, M.D.
                   Nominees      Nominees
Item 1.
  Election         |-----|       |-----|
  of               |     |       |     |
  Directors:       |-----|       |-----|

Withheld for the following only (Write the name of the nominee(s) in the space below):


-------------------------------------------------------


------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN
ITEM 1 AND "FOR" ITEMS 2, AND 3.
------------------------------------------------------------------------------

Item 2. Approval of the 1990 Stock Compensation      FOR     AGAINST   ABSTAIN
        Plan as amended to (i) increase by         |-----|   |-----|   |-----|
        1,000,000 the number of shares issuable    |     |   |     |   |     |
        under the Plan and (ii) make awards        |-----|   |-----|   |-----|
        eligible for exemption from IRC limitations on deductibility of certain executive compensation expenses.

Item 3. Ratification of the appointment of Price     FOR     AGAINST   ABSTAIN
        Waterhouse LLP as independent public       |-----|   |-----|   |-----|
        accountants for the Company for the year   |     |   |     |   |     |
        1995.                                      |-----|   |-----|   |-----|

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEMS 2 AND 3.

                                         I PLAN TO |-----|
                                    ATTEND MEETING |     |
                                                   |-----|

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND
RETURN IN THE ENCLOSED ENVELOPE.


SIGNATURE ______________ DATE ________ SIGNATURE _______________ DATE ________
                                                 IF HELD JOINTLY


NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                               APPENDIX OF
                        GRAPHIC AND IMAGE MATERIAL
                 OMITTED FROM ELECTRONIC FORMAT DOCUMENT
                  PURSUANT TO RULE 304 OF REGULATION S-T


Performance Graph comparing cumulative total return on Teleflex
Common Stock against S&P 500 Index, S&P MidCap 400 Index and Amex
Capital Goods Index appears on page 6 of the Definitive Proxy
Statement.